Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name of Corporation	State/Jurisdiction of incorporation
Hauppauge Digital Europe Sarl	Luxembourg
Hauppauge Computer Works Inc.	New York, USA
Hauppauge Computer Works Gmbh	Germany
Hauppauge Digital Asia Pte Ltd.	Singapore
Hauppauge Computer Works Limited	UK
Hauppauge Computer Works Sarl	France
HCW Distributing Corp.	New York, USA
Hauppauge Computer Works, Ltd.	British Virgin Islands
Hauppauge Digital Inc. Taiwan	Taiwan, ROC
PCTV Systems Sarl	L Luxembourg
PCTV Corp.	D Delaware, USA